UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 26, 2013, P. Schoenfeld Asset Management LP issued the following press release:

PSAM RESPONDS TO METROPCS LETTER TO SHAREHOLDERS

AND POINTS OUT INACCURACIES

NEW YORK, March 26, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) and its investment advisory clients, which together own shares of MetroPCS Communications, Inc. (“PCS” or the “Company”) valued at approximately $100 million at today’s prices, responded today to a letter sent to PCS shareholders on March 25, 2013 by PCS Chairman and Chief Executive Officer Roger Linquist and the PCS Board of Directors.  In its response to the PCS letter, PSAM corrected the many inaccuracies communicated to shareholders by the Company and raised additional questions that remain unanswered by PCS and its Board of Directors relating to PCS’s proposed transaction with T-Mobile USA, Inc (the “Proposed Transaction”).

Full text of the letter PSAM sent to the PCS Board of Directors is attached.

PSAM encourages PCS shareholders to vote AGAINST the Proposed Transaction at the April 12, 2013 Special Meeting using the WHITE card provided with the proxy materials.

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March 26, 2013

Members of the Board of Directors

MetroPCS Communications Inc.

2250 Lakeside Boulevard

Richardson, TX  75082

Dear Board Members:

We read your letter to shareholders dated March 25, 2013, with significant frustration and confusion.  In your letter, you stated that our firm, P. Schoenfeld Asset Management LP (“PSAM”), has an agenda that somehow runs counter to that of other MetroPCS Communications, Inc. (“PCS” or the “Company”) shareholders with respect to the proposed T-Mobile USA, Inc. (“T-Mobile”) transaction (the “Proposed Transaction”)—nothing could be further from the truth and we take exception that you have characterized our efforts to realize the greatest value possible for all PCS shareholders as “distracting” from other important matters at hand.  It is clear from the analysis we completed and published in our white paper dated March 18, 2013, and the analysis completed by many independent analysts, that PCS shareholders will receive superior value through the alternative scenarios we outlined in which the Company remains independent. The value of the stand-alone alternative has a much higher level of certainty than the “stub” interests shareholders would receive in a business combination with T-Mobile.

Our “agenda,” as you refer to it, is to obtain fair value for all PCS shareholders and ensure the PCS Board of Directors pursues a transparent transaction process that reflects realistic assessments and accurate information.  To date, you have failed to provide PCS shareholders with accurate or transparent data related to critical aspects of the proposed T-Mobile transaction (“Proposed Transaction”) and have, in many instances, distorted or obfuscated the facts and figures regarding the Proposed Transaction.

In your letter, you repeatedly referred to complicated and opaque calculations and fee amounts that directly contradict the figures you provided in your revised definitive proxy statement and these calculations are also not supported by any back-up materials.  We hope you will clarify these numbers and provide reasonable and meaningful detail on how you calculated them, as we did in our letter to the PCS Board dated January 30, 2013 and our white paper dated March 18, 2013.

In reviewing the provisions of the pricing schedule to the $15 billion in intercompany notes (the “DT Notes”) to be owed to Deutsche Telekom AG (“DT”) (Exhibit F to the Business Combination Agreement filed with the Company’s revised definitive proxy statement) and the Form of Description of Notes (Exhibit G to the Business Combination Agreement), we were particularly concerned that you clearly either fail to understand the basic provisions of the applicable indentures or are misstating the provisions of those securities to serve the PCS Board’s own agenda.

We hope you will promptly provide additional information regarding the following inaccurate or misleading statements communicated in your letter to PCS shareholders:

The letter states that the “call protection and make-whole provisions” do not deter future M&A transactions because “any redemption in connection with a change in control would be at 101% of par.”

•                  This is astounding because it leads one to believe that Mr. Linquist and the PCS Board do not understand the difference between a call provision, which is a right of the debtor, and the “101% change of control put” provision in the DT Notes, which would inure to the benefit of the holder of the debt security, which is DT.  If PCS truly misunderstands these basic provisions in the DT Notes, we would strongly suggest that the Board and the Company should not have been negotiating these DT Notes.

•                  Under a change of control, a potential acquirer of the combined PCS/T-Mobile company (the “Combined Company”) upon consummation of the Proposed Transaction can only call the notes when callable at specified prices or under the make-whole provisions.  These bonds have non-call provisions for 2-6 years. A potential acquirer of the Combined Company would not have the right to redeem the bonds at 101%—that right is exclusive to the holder, which is DT.  Such a right will never be exercised because the notes will be trading far above that level given the above market interest rate on notes.  If you, DT and your advisors intended these notes to be callable at 101% by the Combined Company or a future owner but failed to write the provisions correctly, we would be happy to provide you with the appropriate language for the indentures.

The letter states that the DT debt avoids “significant financing and underwriting fees” in the amount of $1.3 billion.

•                  No calculation has been provided to PCS shareholders to compute these fees and we don’t understand how this number is possible.  The total enterprise value of PCS is approximately $6 billion, after netting $2.6 billion in cash.  Is the thinking that the market fee for doing this deal would be 20% of PCS’s total enterprise value?  Even if the $1.3 billion is based on the $15 billion in DT Notes, this would result in 8.7% in fees versus only approximately 86 basis points of fees on the new notes that PCS recently issued.  It seems totally implausible to us that any underwriter gave you a quote of 8.7% in fees, so please clarify who provided this number.  PCS shareholders deserve clarity on this issue.

The letter states that the 7.7% weighted average interest rate cited in PSAM’s report is based on mistaken assumptions and a misunderstanding of the year-end pro-forma financials disclosed in the amended definitive proxy.

•                  This interest rate was taken directly from page 219 of PCS’s revised definitive proxy statement filed on March 12, 2013 and is not an assumption of PSAM’s at all. The revised proxy statement says: “[t]he estimated committed interest rates for the $15.0 billion senior notes are 8.16% and 7.28% for the permanent notes ($7.5 billion) and reset notes ($7.5 billion), respectively.”

•                  The “reference yield,” which is based on comparable indices and securities, including existing PCS bonds, is further adjusted with the following additions:

1.              100 basis points for reset notes or 187.5 basis points for non-reset notes; and

2.              A combined maturity adjustment and distribution fee (which both DT and PCS deny exist) of 33 basis points for reset notes or 34 basis points for non-reset notes (assuming an eight-year term).

•                  Does the 7.2% rate, which PCS claims is the current blended rate of the DT debt, take into account the 200 basis points original issue discount (“OID”) “distribution fee” imbedded in the interest rate?

•                  There is a specific mechanism for pricing these notes.  The PCS Board should explain this calculation so that PCS shareholders can determine for themselves whether the fees and OID that you impute into the pricing of the notes represent a true “market mechanism.”

The letter states that the intercompany note spread is reasonable.

•                  Why should the notes have any spread? This is an intercompany note with an inherently conflicted parent, DT — why shouldn’t DT’s interests be aligned with PCS shareholders’ interests in the Combined Company?

The letter states that the combined leverage is appropriate and in line with peers.

•                  Why do you leave out two (Verizon and AT&T) of the Combined Company’s three key national competitors when evaluating peer leverage?

•                  Why was EBITDA for the last 12 months used in calculating leverage as opposed to Estimated 2013 EBITDA, which will reflect far less favorably on the Combined Company?  The Combined Company’s EBITDA will decrease year over year while its peers will increase year over year.  Furthermore, you must already understand that the Combined Company’s 2013 EBITDA-Capex to interest coverage is only 0.8x (assuming mid-point of estimated synergies and one-time costs in Year 1).

•                  Why was a $1.5 billion charge for PCS spectrum included when your letter stated that additional spectrum is required to meet growing consumer demand for wireless data: “to meet growing consumer demand for wireless data, all carriers, including MetroPCS, need additional spectrum?”  This charge is not explained and seems incongruous to us.

•                  We have recalculated the leverage ratios using 2013 EBITDA and excluding the $1.5 billion charge for PCS spectrum to be consistent with your previous statements, and have included Verizon and AT&T in our analysis below.

	Leap	PF Sprint	MetroPCS	NewCo	AT&T	Verizon
LTM EBITDA
Gross Leverage	5.7x	5.4x	3.1x	3.6x	1.7x	1.4x
Net Leverage	4.4x	2.2x	1.4x	3.4x	1.6x	1.3x

2013E EBITDA
Gross Leverage	6.5x	4.8x	3.5x	3.9x	1.7x	1.3x
Net Leverage	5.1x	2.0x	1.6x	3.6x	1.6x	1.2x

S&P Rating	B-	B+	B+	BB	A-	A-

The letter refers to “proposed synergies” as “detailed” and “realistic.”

•                  The PCS Investor Presentation on the Proposed Transaction dated March 18, 2013 and PCS’s revised definitive proxy statement both clearly state that the projections are “preliminary” and are “subject to change.”

•                  Most importantly, on a cumulative basis not one dollar of positive cash flow from synergies occurs until YEAR 5, despite paying billions of “one-time costs” associated with realizing these synergies.  PCS’s weak stock price reflects the market’s belief that these synergies are unlikely to be realized.

•                  Lastly, in suggesting that the Combined Company reduce leverage by $4.0 billion, PSAM outlined how all parties would benefit from the attendant advantages of lower leverage.  PSAM never suggested that such a reduction should be accompanied by a reduction in the equity split.  Even with the proposed reduction in leverage, the equity split is inadequate and does not include a premium for PCS (in a transaction in which it is clearly selling control to DT).  See PSAM’s white paper dated March 18, 2013 for recent comparable deal multiples.

There is a clear and critical difference between how PSAM views the terms and pricing of the DT Notes and how the PCS Board is representing the terms and pricing of the DT Notes to PCS shareholders.  Since we believe that most of the value DT is extracting in the Combined Company is through the excessive and expensive DT Notes, why shouldn’t PCS shareholders receive the same pro rata treatment that DT is receiving, or otherwise provide an opportunity for PCS shareholders to elect those very same notes at par for $14 per share of PCS stock (note that $14 per share is at the low end of the valuation range as detailed on page 41 of PCS’s investor presentation dated March 18, 2013)?  This would allow PCS shareholders to choose to keep the notes that we think are under-priced, and the PCS Board and DT can keep the stock that you think is under-priced.

The PSAM team is willing to put its money where its mouth is — we fully stand behind our positions and proposal.  As the ultimate guardians of PCS shareholder value, are you willing to do the same?

Signed,

The PSAM Team

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld  (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.  STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

For Investor Inquiries:

Arthur Crozier/Scott Winter

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